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                                                                     Exhibit 5.1



                                    June 20, 2000


Volkswagen Dealer Finance, LLC
3800 Hamlin Road
Auburn Hills, Michigan 48326

     Re:  Volkswagen Dealer Finance, LLC
          Registration Statement on Form S-3 (No. 333-34266)
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Ladies and Gentlemen:

     We have acted as special counsel for Volkswagen Dealer Finance LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, File No. 333-34266 (together with the exhibits and amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of Volkswagen Credit Auto Master Owner Trust Dealer Loan Backed Notes, Series 2000-1 (the "Notes").

     We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes, and in order to express our opinion hereinafter stated we have examined and relied upon the Registration Statement and, in each case as filed with the Registration Statement, the forms of Trust Sale and Servicing Agreement, Trust Agreement, Receivables Purchase Agreement, Indenture, Series 2000-1 Supplement, Administrative Agreement and Notes (the "Operative Documents"). Terms used herein without definition have the meanings given to such terms in the Registration Statement. We have also examined such statutes, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when: (a) the Registration Statement becomes effective pursuant to the provisions of the Act, (b) the amount, price, interest rate and other principal terms of the Notes have been fixed by
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or pursuant to authorization of the Board of Managers of the Company, (c) the
Operative Documents have each been duly completed, authorized, executed and delivered by the parties thereto substantially in the form filed as an exhibit to the Registration Statement reflecting the terms established as described above, (d) the Indenture (including the Series 2000-1 Supplement) has been duly qualified under the Trust Indenture Act of 1939, as amended, (e) the Notes have been duly executed and issued by the related Trust and authenticated by the Indenture, and sold by the Company, and (f) payment of the agreed consideration for the Notes shall have been received by the Trust, all in accordance with the terms and conditions of the related Operative Documents and the Underwriting Agreement in the manner described in the Registration Statement, such Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the related Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

     Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                                         Very truly yours,



                                         MAYER, BROWN & PLATT